EXHIBIT 10.15
ALKERMES, INC.
Covenant Not to Compete
     This Agreement is made and entered into as of this                      day of                                           , 200                     by                                          (“Employee”) and Alkermes, Inc., a Pennsylvania corporation (the “Company”).
     In consideration of the Employee’s present and/or future employment and compensation by the Company, Employee and the Company agree as follows:
          (1) The Employee agrees that during employment by the Company Employee will not render (as employee, consultant, or otherwise) any services in any way related to the field of operations of the Company or any Affiliated Company, as defined below, to anyone other than the Company and/or an Affiliated Company.
          (2) The Employee agrees that during employment by the. Company and for a period of five years following the termination of Employee’s employment for any reason, the Employee shall treat as trade secrets all Confidential Information (as hereinafter defined) known or acquired by the Employee in the course of or by reason of employment by the Company, and will not disclose any Confidential Information to any person, firm, association, partner or corporation not affiliated with the Company or any Affiliated Company except as and to the extent authorized by the Company. The term “Confidential Information” shall mean information relating to the relationship of the Company or any Affiliated Company to its respective customers or suppliers (including without limitation the’ identity of any customer or supplier), the research, design, development, processes, inventions, formulas, “know-how”, manufacturing, marketing, pricing, costs, capabilities, capacities and business plans relating to the products or processes of the Company or any Affiliated Company, and any other information relating to the assets, condition or business of the Company or any Affiliated Company that is not in the public domain.
          (3) The Employee recognizes that the Company is currently engaged in the development and sale of compounds or processes used to deliver agents to the central nervous system across the blood-brain barrier in Massachusetts and throughout the world. In the event of the termination of the Employee’s employment hereunder, whether voluntarily or for cause, the Employee agrees that for a period of twenty-four (24) months from the date of such termination, the Employee will neither:
     (i) engage directly or indirectly, whether individually or in conjunction with or on behalf of any person or entity, in the same or similar lines of business as the Company or an Affiliated Company, as set forth above or as expanded during the course of the Employee’s employment, nor
     (ii) work for or become employed by or associated with any person or entity that is engaged in the same or similar lines of business as the Company or an Affiliated Company, as set forth above, or as expanded during the course of the Employee’s employment, where either (A) the Employee’s duties in the course of any such activities would be substantially similar to those performed for the Company or an Affiliated Company or (B) the Employee’s duties in the course of such activities could involve disclosure or use of any Confidential Information of the Company or an Affiliated Company.
          (4) The Employee further agrees that for a period of twenty-four (24) months from the date of such termination, the Employee will not, personally, or on behalf of any competitor of the Company or an Affiliated Company, compete for, or engage in the solicitation of the business of, any person or entity that has been a customer of the Company or an Affiliated Company at any time during the one year period immediately preceding such termination or engage the services of any person who is known or should be known to the Employee to be then employed, or within the preceding six months to have been employed, by the Company or an Affiliated Company.
          (5) In the event of any violation of the foregoing provisions of this Agreement, the Company shall be entitled, in addition to any other rights or remedies it may have, to injunctive or other equitable relief, including the remedy of specific performance, it being agreed that the damages which the Company would sustain upon any such violation are difficult or impossible to ascertain in advance and that the Employee’s violations may cause irreparable harm to the Company.
          (6) The term “Affiliated Company” as used in this Agreement means:
     (i) Any corporation, joint venture, business trust, association, partnership or other entity which, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company. For this purpose, “control” shall mean the possession of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or other instruments or by contract or otherwise.
     (ii) A corporation into which or with which the Company, its corporate successors or assigns, is merged or consolidated in accordance with applicable statutory provisions for merger or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving such merger or created by such consolidation, or
     (iii) A corporation acquiring this Agreement and all or substantially all of the assets of the Company, its corporate successors or assigns.
Acquisition by the Company, or its corporate successors or assigns, of all or substantially all of the assets, together with the assumption of all or substantially all the obligations and liabilities of any corporation, shall be deemed a merger of such corporation into the Company, for purposes of this Agreement.
          (7) In the event it shall be determined by any court or governmental agency or authority that any provision of paragraphs (3) or (4) of this Agreement is invalid by reason of the length of any period of time or the size of any area during or in which such provision is effective, such period of time or area shall be considered to be reduced to the extent required to cure such invalidity.

     Intending to be legally bound, Employee and Alkermes have executed this Agreement as dated below.

ALKERMES, INC.

By:

Date:

EMPLOYEE

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